ADMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              DENTMART GROUP, INC.

     DENTMART GROUP, INC., a Colorado corporation (the "Corporation") hereby adopts, pursuant to C.R.S. 1973, Section 7E2- 106, the following amendment of its Articles of Incorporation. The amendment made hereby has been made in conformity with the provisions of the Colorado Corporation Code.

     Such amendment was adopted on May 15, 1991, by a vote of shareholders. The number of shares voting for this amendment was sufficient for approval, the number required for such approval being a majority of the outstanding shares of the Corporation.

     Pursuant to the foregoing, the Corporation does hereby amend the first sentence of Paragraph 4 of its Articles or Incorporation, which sentence now reads:

     "4. Effective on the date upon which this Amendment to the Articles of Incorporation is duly filed with the Secretary of State of the State of Colorado (the "Effective Date"), each share of the common Stock, s-al par value, authorized and outstanding on the Effective Date shall be combined, reconstituted, and converted by reverse stock split into one- fifth (115th) share of Common Stock, $.05 par value. The Board of Directors is authorized to determine by resolution all matters reasonably required by, or ancillary to, said reverse stock split, including but not limited to the manner and terms upon which new share certificates shall be issued, certificates far existing share certificates shall be surrendered, and fractional shares (if any) shall be issued. Upon the occurrence of said reverse stock split, the maximum number of shares which the Corporation shall have the authority to issue is:

          (a) 5,000,000 (Five Million) Shares of Common stock having a par value of $-05 per share; and

          (b) 2,000,000 (Two Million) Shares of Preferred Stock having a par value of $.0l per share, such Preferred Stock being issuable in one or more series as hereinafter provided.4'

     To read in full as follows:

     "The aggregate number of shares which the Corporation shall have the authority to issue is: (a) 25,000,000 (Twenty-five Million) Shares of Common Stock having a value of $.01 per share; and (b) 2,000,000 (Two Million) shares of Preferred Stock having a par value of $.01 per share, such Preferred Stock being issuable in one or more series as hereafter provided."


                                         Respectfully submitted:

Date: May 16, 1991                       /s/ Patrick C. Brooks
                                         -----------------------------
                                         Patrick C. Brooks, president




Date: May 16, 1991                       /s/ Stephanie A. Brooks
                                         ------------------------------
                                         Stephanie A. Brooks, Secretary


     The undersigned, Stephanie A. Brooks, being Secretary of DENTMART GROUP, INC., hereby certifies that the above stated representations are correct and that the signatures of myself and Patrick C. Brooks are correct and signed in our official capacities as Secretary and President of DENMART GROUP, INC., respectively.

     Signed this 16th day of May, 1991.

                                         /s/ Stephanie A. Brooks
                                         ------------------------------
                                         Stephanie A. Brooks, Secretary